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                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charges:

                                      Three Months Ended    Six Months Ended
                                      --------------------  ------------------
                                      June 30,   June 30,   June 30,  June 30,
                                        1998       1999       1998      1999
                                      ---------  ---------  --------  --------
                                                 (in thousands)
Income (loss) before provision for
 income taxes and cumulative effect
 of change in accounting principle..  $ (11,831) $ (9,006)  $(11,092) $(16,666)
  Add fixed charges:
    Interest costs including
     amortization of debt issuance
     cost...........................      2,945     3,301      4,007     7,096
                                      ---------  --------   --------  --------
Earnings (loss).....................  $  (8,886) $ (5,705)  $ (7,085) $ (9,570)
                                      =========  ========   ========  ========

Fixed Charges
  Interest expense including
   amortization of debt.............  $   2,945  $  3,301   $  4,007  $  7,096
  Capitalized interest..............      1,432       620      3,492     1,647
                                      ---------  --------   --------  --------
Total Fixed Charges.................  $   4,377  $  3,921   $  7,499  $  8,743
                                      =========  ========   ========  ========
Ratio of Earnings to Fixed Charges..        --        --         --        --

Deficiency of Earnings to Cover
 Fixed Charges......................  $  13,263  $  9,626   $ 14,584  $ 18,313